Exhibit 99.1

Winland Electronics, Inc. Completes the Sale of its Electronic Manufacturing Services Business Unit

Mankato, Minn. / January 3, 2011 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced that it has completed the sale of the assets of its Electronic Manufacturing Services business unit to Nortech Systems Incorporated, for an aggregate consideration of: (i) $1,542,389 in cash, of which $1,042,389 was paid at closing, $250,000 will be paid on July 1, 2011 and $250,000 will be paid on October 1, 2011, (ii) a minimum inventory consumption obligation of at least $2,200,000, and (ii) the assumption of substantially all of the liabilities of the company’s Electronic Manufacturing Services business unit.

The completion of the transaction follows the special meeting of shareholders of Winland Electronics, Inc. held on December 29, 2010 at which holders of the company’s common stock voted to approve the sale of the Electronic Manufacturing Services business unit pursuant to an asset purchase agreement dated November 15, 2010.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), an electronic manufacturing services (EMS) company, designs and manufactures custom electronic controls and assemblies primarily for original equipment manufacturer (“OEM”) customers, providing services from early concept studies through complete product realization. Markets served primarily include medical, industrial, transportation and scientific instrumentation.  In addition, the company designs and markets a proprietary line of environmental monitoring products to the security industry. These products monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made.  To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties.

Certain of these risk factors and uncertainties will be described in greater detail in Winland Electronics’ filings with the Securities and Exchange Commission.  Winland Electronics is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:       Jan W. Drymon
The Carideo Group, Inc.
(612) 317-2881
jan@carideogroup.com